Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pizza Inn, Inc.

The Colony, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-56590, 33-71700, 333-77617, and 333-76296) of Pizza Inn, Inc. of our report dated September 23, 2009, relating to the consolidated financial statements, which appear in this Form 10-K.

BDO Seidman, LLP
Dallas, Texas

September 23, 2009